Exhibit 99.2


THE BEARD COMPANY                                            News Release
Enterprise Plaza, Suite 320
5600 North May Avenue                                   Herb Mee, Jr., President
Oklahoma City, Oklahoma 73112
(405) 842-2333    OTCBB:  BRCO

                           THE BEARD COMPANY ANNOUNCES
                                 COMMENCEMENT OF
                      $2,004,102 CONVERTIBLE NOTE OFFERING

FOR IMMEDIATE RELEASE:  Wednesday, June 29, 2005

     Oklahoma City, Oklahoma --- The Beard Company (OTCBB:BRCO) today announced that it has arranged for an investment banking firm to offer up to $2,004,102 aggregate principal amount of 12% Convertible Subordinated Notes (the "Notes") which are convertible into shares of our common stock (the "Underlying Common Stock"). The Notes, which mature on August 31, 2009, will be offered to accredited investors in a private placement on a best efforts basis. The minimum investment for the offering will be $25,000. The offering may be closed in one or more stages upon the earlier to occur of (i) acceptance of a minimum of $200,000 of subscriptions, or (ii) August 31, 2005.

     The Notes are convertible into shares of our common stock. The conversion price for the Notes will be determined by the weighted average price of our common stock during the 90-day period preceding the date each subscription is received by us, subject to a floor of $2.25 per share; provided, however, that notes issued in connection with subscriptions received on or before July 15, 2005 will have a conversion price of $2.25. We may force conversion of the Notes after February 28, 2007 if the weighted average sales price of our common stock has been more than two times the Conversion Price for more than sixty (60) consecutive trading days.

     We are also allowing holders of our outstanding 10% Participating Notes due 2006 (the "10% Notes") to tender their 10% Notes in exchange for the Notes. There are presently $804,102 of the 10% Notes outstanding. Holders who exchange their 10% Notes will also have the right to purchase the Notes for a minimum investment of $5,000.

     The securities offered have not been and will not be registered under the Securities Act of 1933 or any state securities laws and may not be offered or sold absent registration or an applicable exemption from the registration requirements.

     The Beard Company's common stock is traded on the OTC Bulletin Board under the symbol: BRCO. Its operations consist principally of coal reclamation activities, carbon dioxide (CO2) gas production, the construction of fertilizer plants in China, and its e-commerce activities aimed at developing business opportunities to leverage starpay(TM)'s intellectual property portfolio of Internet payment methods and security technologies.


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     Statements regarding future profitability and operations, including the timing of those activities, are "forward looking statements" within the meaning of the Private Securities Litigation Reform Act. The statements involve risks that could significantly impact The Beard Company. These risks include, but are not limited to, adverse general economic conditions, unexpected costs or delays or other unexpected events, as well as other risks discussed in detail in The Beard Company's filings with the Securities and Exchange Commission. The Beard Company assumes no duty to update or revise its forward-looking statements based on changes in internal estimates or otherwise. # # # # #

FOR FURTHER INFORMATION CONTACT:  Herb Mee, Jr.

Fax Number (405) 842-9901                               Email:  hmee@beardco.com